Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO (610) 359-6903 (610) 359-6906
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ALLIANCE BANCORP, INC. OF PENNSYLVANIA ANNOUNCES
ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION

Broomall, Pennsylvania – August 11, 2010 – Alliance Bancorp, Inc. of  Pennsylvania  (the “Company”) (NASDAQ Global Market: ALLB), the “mid-tier” holding company of Alliance Bank, announced today that the Boards of Directors of the Company, Alliance Mutual Holding Company (the “MHC”) and Alliance Bank have unanimously adopted a Plan of Conversion and Reorganization (the “Plan”) pursuant to which Alliance Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure and will undertake a “second-step” offering of shares of common stock of a new Pennsylvania corporation formed in connection with the conversion.  Alliance Bank adopted the mutual holding company structure in 1995 and reorganized to a mid-tier holding company structure in January 2007.

“We believe that adoption of the Plan is in the best interest of our shareholders and of the Bank’s depositors and customers,” stated William E. Hecht, Chairman of the Board of the Company.  Dennis D. Cirucci, President and Chief Executive Officer, stated “Given our significant growth and the continued implementation of our business plan, our proposed second-step and offering is a logical choice at this time.  In addition, in recent years we have been expanding our products and services from those of a traditional thrift institution to those of a full service community bank.  The stock holding company structure and the second step conversion and stock offering should increase the liquidity in our common stock, provide significant additional capital to support future growth of the Bank and facilitate our continued development as a full service community bank.”

The MHC, which owns approximately 59% of the outstanding common stock of the  Company, will merge with and into the  Company as part of the reorganization and its shares in the Company will be extinguished.  The Company will then merge with and into the new Pennsylvania corporation.  The new holding company will offer and sell shares of common stock in an amount representing the percentage ownership interest currently held by the MHC, based on an independent appraisal. The new holding company will offer shares of its common stock for sale to Alliance Bank’s eligible account holders and employee stock ownership plan and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan.  The highest priority will be depositors with qualifying deposits as of June 30, 2009. In addition, upon completion of the conversion of the MHC, shares of the Company’s common stock held by public shareholders will be exchanged for shares of common stock of the new Pennsylvania corporation pursuant to an “exchange ratio” designed to preserve their aggregate percentage ownership interest.  The exchange ratio will be determined based upon the independent appraisal of the new holding company and the results of the offering.

The conversion and reorganization is subject to approval of the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC), the Bank’s depositors and regulatory agencies.

Proxy materials setting forth information relating to the conversion and offering will be sent to the depositors of the Bank and shareholders of the Company for their consideration. The offering will be made only by means of a prospectus in accordance with federal law and all applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The offer is made only by the prospectus when accompanied by a stock order form. The conversion and offering are expected to be completed late in the fourth quarter of 2010 or early in the first quarter of 2011.

Alliance Bank’s normal business operations will continue without interruption during the conversion and offering process. The transaction will not affect the existing terms and conditions of deposit accounts and loans with Alliance Bank. Deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.  Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., is special counsel to the Company for the conversion and offering.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.